Exhibit 10.1

Aeropostale, Inc.
CHANGE OF CONTROL SEVERANCE PLAN

1.Term of Plan; General. This Plan shall become effective on the Effective Date and remain in effect until the second anniversary of a Change of Control; provided, however, that Company shall in all events remain liable to provide any amounts or benefits to which a Participant (as hereinafter defined) became entitled hereunder prior to such second anniversary. For the sake of clarity, no benefits shall be provided hereunder in respect of a Participant’s termination of employment for any reason prior to the Effective Date. Capitalized terms not otherwise defined shall have the meanings set forth on Attachment A hereto.

2.Participants Covered. This Plan shall apply to Participants who are employed by the Employer immediately prior to a Change of Control. A “Participant” shall mean any employee of the Company at the Vice President level or above who is not a party to an employment agreement with the Company and any additional employee of the Employer designated pursuant to Section 3.

3.Selection of Additional Participants. The Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) may designate those additional employees of the Employer who shall be considered to be Participants hereunder through a formal designation letter (the “Designation Letter”) specifying the terms and conditions of the employee’s participation, subject to, in all cases, the terms and conditions of the Plan.

4.Compensation Upon Termination. The Participant shall be entitled to the severance payments and benefits provided in this Section 4 hereof in the event the Participant’s employment with all Employers is terminated during the applicable Protection Period by an Employer without Cause or by the Participant for Good Reason (a “Qualifying Termination”). Notwithstanding the foregoing, the Participant shall not be entitled to severance payments and benefits in the event of a termination of employment due to the Participant’s voluntary termination without Good Reason, the Company’s termination of the Participant for Cause or on account of the Participant’s death or Disability. Upon a Participant’s Qualifying Termination during the applicable Protection Period, each Participant shall be entitled to the payments and benefits described in subsections (a) through (d) (with the payments and benefits described in subsection (a) and (c) only, collectively referred to as, the “Severance Benefits”).

a.Severance Payment. Subject to Sections 4(g), 4(h) and 12, a Participant shall receive a single cash lump sum severance payment equal to the sum of the amount(s) set forth on Attachment B attached hereto and made a part hereof based on Participant’s level immediately prior to the Change of Control. Payment shall be paid on the sixtieth (60th) day following the Participant’s Termination Date.

b.Equity and Other Plans. Any unvested restricted shares of Company common stock, unvested performance shares of Company common stock and unvested stock options held by a Participant shall be treated as set forth in the Company’s Second Amended and Restated 2002 Long Term Incentive Plan (the “LTIP”), any successor to the LTIP and any applicable plan or grant document. Any amounts in a Participant’s Long Term Incentive Deferred Compensation Plan

1
0617/17540-001 current/39625950v2

and/or Supplementary Executive Retirement Plan account, as applicable, shall be treated as set forth in the applicable plan document.

c.Earned but Unpaid Annual Incentive. Subject to Section 4(h), a Participant shall receive any earned but unpaid Annual Incentive (based on actual achievement of performance criteria) for the most recently completed measuring period occurring immediately prior to the Participant’s Termination Date. Any amount payable under Section 4(c) shall be paid in the form and at the time any such Annual Incentive payments are paid to other eligible employees in such Annual Incentive plan.

d.Additional Payments. In addition to the Severance Benefits and any amounts payable under Section 4(b), a Participant shall receive the following additional payments: (i) any accrued but unpaid Base Salary through the Termination Date; and (ii) an amount, if any, equal to any accrued and unused paid time off (pto) days in full satisfaction of the Participant’s rights thereto. Any amounts payable under Sections 4(d)(i) and (ii) shall be paid in a lump sum promptly (but in any event within seven (7) days) after the Participant’s Termination Date.

e.Withholding. Payments and benefits provided pursuant to this Section 4 shall be subject only to any applicable payroll and other taxes required to be withheld.

f.No Mitigation. The Participant shall not be required to mitigate the amount of any payment provided for in this Plan by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Participant in any subsequent employment. The amounts payable hereunder shall not be subject to setoff, counterclaim, recoupment, defense or other right which the Company or any of its affiliates may have against the Participant. In the event of the Participant’s breach of any provision hereunder, including without limitation, Section 4(h) and any provision in the release contemplated under Section 4(h) (other than as it applies to a release of claims under the Age Discrimination in Employment Act, as amended) hereof, the Company shall be entitled to recover any payments previously made to the Participant hereunder. Severance Benefits shall be reduced (offset) by any amounts payable under any statutory entitlement (including notice of termination, termination pay and/or severance pay) of the Participant upon a termination of employment, including, without limitation, any payments related to an actual or potential liability under the Worker Adjustment and Retraining Notification Act (WARN) or similar state or local law.

g.Effect of Severance Payments. In the event that a Participant is entitled to Severance Benefits under this Plan and/or severance payments under any other severance plan, arrangement or agreement with the Employer, the Severance Benefits payable to a Participant hereunder shall be reduced (offset) by the severance payments provided to such Participant under any other severance plan, arrangement or agreement in a manner intended to comply with Section 409A of the Code, if applicable.

2
0617/17540-001 current/39625950v2

h.Release Required. The Severance Benefits shall be conditioned upon the Participant’s execution and, to the extent applicable, non-revocation, within sixty (60) days following the effective date of termination, of a release in the form attached as Exhibit A hereto containing, among other things, a non-competition covenant (but only with such changes thereon as are legally necessary at the time of execution to make it enforceable). The Company shall provide the release to the Participant within seven (7) days following the Participant’s Termination Date. The Participant will be required to sign the release within twenty-one (21) or forty-five (45) days (as applicable) after the date it is provided to him or her and, if Participant is over 40 years of age, not revoke it within the seven (7) day period following the date on which it is signed.

5.Notices. Termination of the Participant by the Company for any reason shall be made by delivery to the Participant a written notice specifying the basis for such termination (“Notice of Termination”). For the purposes of this Plan, notices and all other communications provided for in the Plan shall be in writing and shall be deemed to have been duly given when personally delivered, delivered by a nationally recognized overnight delivery service, or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other, provided that all notices to the Company shall be directed to the attention of the Senior Vice President and General Counsel with a copy to the Senior Vice President of Human Resources of the Company. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third (3rd) business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

6.Amendment and Termination. This Plan may be amended at any time prior to the applicable Protection Period, provided that in no event shall any amendment be made at any time after the Effective Date that adversely impacts a Participants’ rights hereunder. This Plan may not be amended or terminated on or after the applicable Protection Period with respect to any Participant unless such Participant provides advance written consent to any such amendment or termination.

7.Non-exclusivity of Rights. Nothing in this Plan shall prevent or limit the Participant’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its subsidiaries and for which the Participant may qualify, nor shall anything herein limit or reduce such rights as the Participant may have under any agreements with the Company or any of its subsidiaries. Amounts which are vested benefits or which the Participant is otherwise entitled to receive under any plan or program of the Company or any of its subsidiaries shall be payable in accordance with such plan or program, except as explicitly modified by this Plan.

8.Joint and Several Liability. Each entity included in the definition of “Employer” and any successors or assigns shall be jointly and severally liable with the Company under this Plan.

9.Governing Law. This Plan shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to the conflict of law principles thereof. For purposes of jurisdiction and venue, the Company and each Employer hereby consents to jurisdiction and venue in any action, suit or proceeding in any court of competent jurisdiction in any state in which the Participant resides at the commencement of such action, suit or proceeding and waives any objection, challenge or dispute as to such jurisdiction or venue being proper.

3
0617/17540-001 current/39625950v2

10.Successors and Assigns. This Plan shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, and the Company shall require any successor or assign to expressly assume and agree to maintain this Plan and to perform under this Plan to the same extent that the Company would be required to perform under the Plan if no such succession or assignment had taken place. The term “Company” as used herein shall include such successors and assigns.

11.Severability. The provisions of this Plan shall be deemed severable, and the invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of the other provisions hereof.

12.Section 409A.

a.General. Although the Company makes no guarantee with respect to the tax treatment of payments hereunder and shall not be responsible in any event with regard to non-compliance with Code Section 409A, the Plan is intended to either comply with, or be exempt from, the requirements of Code Section 409A and shall be limited, construed and interpreted in accordance with such intent. Notwithstanding the foregoing, in no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on a Participant by Code Section 409A or any damages for failing to comply with Code Section 409A.

b.Separation from Service; Specified Employees. Solely to the extent required by Section 409A of the Code, a termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of the Plan, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If a Participant is deemed on the Date of Termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is specified as subject to this Section, such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Participant, and (B) the date of the Participant’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 12 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Participant in a lump sum, and any remaining payments and benefits due under the Plan shall be paid or provided in accordance with the normal payment dates specified for them herein.

4
0617/17540-001 current/39625950v2

13.Death. If a Participant dies while any amount would still be payable to such Participant under the Plan if the Participant had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the executor, personal representative or administrators of the Participant’s estate.

14.Non-Employment. This Plan is not an agreement of employment and it shall not grant the Participant any rights of employment.

15.Payment Not Salary. Any Severance Benefits payable under this Plan shall not be deemed salary or other compensation to the Participant for the purposes of computing benefits to which he or she may be entitled under any pension plan or other arrangement of the Employer maintained for the benefit of its employees, unless such plan or arrangement provides otherwise.

16.ERISA Welfare Plan. This Plan is intended to constitute a “welfare plan” maintained by the Company for the purpose of providing benefits for a select group of management or highly compensated employees under Department of Labor Regulation Section 2520.104-24 under ERISA, and any ambiguities in this Plan shall be construed to effect that intent. Important administrative provisions of the Plan and important information about the Participant’s rights under the Plan and applicable law are contained in Attachment C.

17.Section 280G and Section 4999 Excise Tax. If the payments and benefits hereunder and any other amounts in the “nature of compensation” (whether pursuant to this Plan or any other plan, arrangement or agreement with the Employer, any person whose actions result in a change of ownership or effective control caused by Section 280G(b)(c) of the Code or any person affiliated with the Employer or such person) as a result of a change of control (collectively the “Company Payments”) are or will be subject to the Excise Tax, then if reducing the payments and benefits hereunder and any Company Payments to an amount that is one dollar less than the aggregate amount of such payments which could be made to a Participant before any portion of such payments becomes subject to such Excise Tax, results in the net after-tax amount to be received by the Participant being greater than the net after-tax amount to be received by the Participant prior to such reduction when taking into account the Excise Tax that would be paid by the Participant, then such payments shall be reduced (first by reducing any cash payments under this Plan and then by reducing any payments or benefits under any other plan, arrangement or agreement) to an amount which is one dollar less than the amount of the payments which could be made to Participant before any portion of the Company Payments becomes subject to Excise Tax

IN WITNESS WHEREOF, this instrument has been executed on this 12th day of November, 2013.

AEROPOSTALE, INC.

By:	/s/ Kathy Gentilozzi
Name: Kathy Gentilozzi
Title: Senior Vice President, Human Resources

5
0617/17540-001 current/39625950v2

ATTACHMENT A

DEFINITIONS

The following terms shall have the meanings set forth below for purposes of this Plan:

a.“Annual Incentive” means the bonus payable under Company’s Annual Incentive and Bonus Plan as approved by the Committee each year, subject to and conditioned upon the actual achievement of performance criteria as certified by the Board (or a duly authorized committee thereof).

b.“Base Salary” shall mean the greater of a Participant’s annual base salary on the Effective Date or the Participant’s Termination Date following the Effective Date.

c.“Cause” shall mean any one or more of the following: (i) gross negligence or willful misconduct of Participant in the performance of his or her duties; (ii) the willful failure of the Participant to perform substantially the Participant’s duties with the Employer (other than any such failure resulting from incapacity due to physical or mental illness), after instruction by an officer of the Employer or the Participant’s superior; (iii) a conviction of the Participant for, or the Participant’s plea of guilty or nolo contendere to, a felony; (iv) any act of fraud by the Participant; or (v) any act of dishonesty by Participant which is materially injurious to the Employer.

d.“Change of Control” shall mean the occurrence of any one of the following events as applicable to the Company, other than any such event that occurs or is announced prior to the Effective Date:
(i)any “person” or “group” as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or any successors thereto becomes the “beneficial” owner (as defined in Rule 13d-3 under the Exchange Act) or any successor thereto, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities;
(ii)individuals who at the beginning of such period constitute the Board and any new directors whose election by the Board or nomination for election by the Company’s stockholders was approved by at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election was previously so approved, cease for any reason to constitute a majority thereof;

(iii)a merger or consolidation of the Company with any other person (other than an affiliate), other than a merger or consolidation which (A) would result in all or a portion of the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting interests of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities shall not constitute a Change of Control; or

0617/17540-001 current/39625950v2

(iv)the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

Notwithstanding anything herein to the contrary, only one Change of Control shall be recognized under the Plan.

e. “Code” shall mean the Internal Revenue Code of 1986, as amended.

f. “Disability” shall mean a mental or physical impairment that qualifies the Participant for long-term disability benefits under a Company-sponsored long-term disability program.

g.“Effective Date” shall mean November 12, 2013.

h.“Employer” shall mean the Company or any subsidiary of the Company for which a Participant is employed thereby.

i.“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

j.“Excise Tax” shall mean any excise tax imposed by Section 4999 of the Code (any similar penalty tax that may hereafter be imposed by any taxing authority) which may be payable by a Participant with respect to payments and benefits under this Plan or any other Company Payment.

k.“Company” shall mean Aeropostale, Inc. and any successor, whether by merger, consolidation, purchase or otherwise.

l.“Good Reason” shall mean the occurrence after a Change of Control of any of the following events or conditions which is not cured within ten (10) days after the Company receives written notice from the Participant setting forth in reasonable detail the basis for the Participant’s claim of Good Reason: (i) a reduction of 10% or greater in the Participant’s Base Salary from the Base Salary in effect immediately prior to the Effective Date, or (ii) the Participant is required to be based at a location more than 50 miles from the location where the Participant was based and performed services immediately prior to the Effective Date.

m.“Potential Change of Control” means the execution of definitive documentation by the Company or its affiliates in respect of a transaction that, if consummated, would constitute a Change of Control.

n.“Protection Period” means the period commencing on the occurrence of the earlier of (i) a Potential Change of Control and (ii) a Change of Control and ending on the expiration of the applicable time period listed on Attachment B under the heading “Protection Period” after the occurrence of a Change of Control; provided that if the Protection Period commenced upon the occurrence of a Potential Change of Control, the Protection Period will immediately terminate upon the termination of the transactions contemplated by such Potential Change of Control.

0617/17540-001 current/39625950v2

o.“Qualifying Termination” shall mean a termination of employment that entitles a Participant to severance benefits pursuant to Section 4 of the Plan.

p.“Termination Date” means the Participant’s termination date specified in any notice of termination.

0617/17540-001 current/39625950v2

ATTACHMENT B

Level	Cash Severance	Non-Compete	Protection Period
EVP
24 months of Base Salary plus current year’s Annual Incentive payment prorated based on the Participant’s employment and the Company’s actual achievement of performance criteria, in each case up to the Participant’s Termination Date (the “Pro Rated Bonus”)
		18 months	24 months
SVP	18 months of Base Salary plus the “Pro Rated Bonus”	12 months	18 months
GVP	9 months of Base Salary	6 months	12 months
VP	Greater of 2 weeks of Base Salary plus 1 week of Base Salary per year of service with an Employer or 6 months of Base Salary	3 months	12 months

B-1
0617/17540-001 current/39625950v2

ATTACHMENT C

CLAIMS PROCEDURE
1.Any claim by a Participant with respect to eligibility, participation, contributions, benefits or other aspects of the operation of the Plan shall be made in writing to a person designated by the Committee (as defined in the Plan) from time to time for such purpose. If the designated person receiving a claim believes, following consultation with the Chairman of the Committee, that the claim should be denied, he or she shall notify the Participant in writing of the denial of the claim within ninety (90) days after his or her receipt thereof. This period may be extended an additional ninety (90) days in special circumstances and, in such event, the Participant shall be notified in writing of the extension, the special circumstances requiring the extension of time and the date by which the Committee expects to make a determination with respect to the claim. If the extension is required due to the Participant’s failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent until the date on which the Participant responds to the Plan’s request for information.

2.If a claim is denied in whole or in part, or any adverse benefit determination is made with respect to the claim, the Participant will be provided with a written notice setting forth (a) the specific reason or reasons for the denial making reference to the pertinent provisions of the Plan or of Plan documents on which the denial is based, (b) a description of any additional material or information necessary to perfect or evaluate the claim, and explain why such material or information, if any, is necessary, and (c) inform the Participant of his or her right, pursuant to Paragraph 3 of this Attachment, to request review of the decision. The notice shall also provide an explanation of the Plan’s claims review procedure and the time limits applicable to such procedure, as well as a statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review. If a Participant is not notified (of the denial or an extension) within ninety (90) days from the date the Participant notifies the Company, the Participant may request a review of the application as if the claim had been denied.

3.A Participant may appeal the denial of a claim by submitting a written request for review to the Committee, within sixty (60) days after written notification of denial is received. Receipt of such denial shall be deemed to have occurred if the notice of denial is sent via first class mail to the Participant’s last shown address on the books of the Employer. Such period may be extended by the Committee for good cause shown. The claim will then be reviewed by the Committee. In connection with this appeal, the Participant (or his or her duly authorized representative) may (a) be provided, upon written request and free of charge, with reasonable access to (and copies of) all documents, records, and other information relevant to the claim; and (b) submit to the Committee written comments, documents, records, and other information related to the claim. If the Committee deems it appropriate, it may hold a hearing as to a claim. If a hearing is held, the Participant shall be entitled to be represented by counsel.

C-1
0617/17540-001 current/39625950v2

4.The review by the Committee will take into account all comments, documents, records, and other information the Participant submits relating to the claim. The Committee will make a final written decision on a claim review, in most cases within sixty (60) days after receipt of a request for a review. In some cases, the claim may take more time to review, and an additional processing period of up to sixty (60) days may be required. If that happens, the Participant will receive a written notice of that fact, which will also indicate the special circumstances requiring the extension of time and the date by which the Committee expects to make a determination with respect to the claim. If the extension is required due to the Participant’s failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent to the Participant until the date on which the Participant responds to the Plan’s request for information.

5.The Committee decision on the claim for review will be communicated to the Participant in writing. If an adverse benefit determination is made with respect to the claim, the notice will include (a) the specific reason(s) for any adverse benefit determination, with references to the specific Plan provisions on which the determination is based; (b) a statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to (and copies of) all documents, records and other information relevant to the claim; and (c) a statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA.

6.Nothing herein shall preclude a Participant (or any beneficiary) from commencing a lawsuit or pursuing his or her remedies under section 502(a) of ERISA notwithstanding the procedures set forth herein and there shall be no requirement that these procedures be exhausted before a Participant (or any beneficiary) may bring a legal action seeking payment of benefits. Any review by the Committee shall be on a de novo basis based on the terms and conditions of the Plan.

C-2
0617/17540-001 current/39625950v2

EXHIBIT A
AGREEMENT AND RELEASE

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (the “Agreement”), dated ___________, 2013 (the “Effective Date”) is made between Aeropostale, Inc., a Delaware corporation having an office at 112 West 34th Street, New York, New York 10120 (“Employer”) and ____________, an individual residing at _________________, _____________________ (Employee”).

WHEREAS:
Employee’s employment with the Employer is terminated on _________, ________, 201_ (the “Termination Date”); and
Employer is obligated to pay to the Employee Severance Benefits (as defined under the Aeropostale, Inc. Change of Control Severance Plan (the “Plan”)), subject to, and in accordance with, the terms and conditions of the Plan, provided that Employee enters into this Agreement and provides the release contemplated under Section 4(h) of the Plan.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

1.
Employee acknowledges that Employee’s employment with Employer is terminated as of the Effective Date, and Employee agrees that Employee will not, from and after such date, hold herself/himself out as an employee or other agent of Employer.

2.
Subject to the terms and conditions of the Plan and this Agreement, Employer hereby agrees to pay to Employee, in consideration of the mutual promises and releases contained herein: (a) a severance payment (as set forth in Section 4(a) of the Plan) in the amount of $________, less applicable withholding taxes and/or deductions which will be payable in a single cash lump sum payment on the 60th day following the Termination Date; (b)(i) any accrued but unpaid base salary through the Termination Date, less applicable withholding taxes and/or deductions plus (ii) an amount, if any, equal to accrued and unused paid time off (pto) days, less applicable withholding taxes and/or deductions to be paid in a lump sum within 7 days after the Termination Date; and (c) any earned but unpaid Annual Incentive (as defined in the Plan) based on the actual achievement of performance criteria for the most recently completed measuring period occurring immediately prior to the Termination Date, less applicable withholding taxes and/or deductions to be paid in the form and at the time any such Annual Incentive payments are paid to other eligible employees in such Annual Incentive plan.

0617/17540-001 current/39625950v2

3.
Except with respect to any payments under paragraphs 1 and 2 of this Agreement, any amounts payable under Section 4(b) of the Plan and any vested accrued benefits under any 401(k) plan or other tax-qualified retirement plan of the Employer in accordance with the terms and conditions of such plan or applicable law, Employee acknowledges, understands and agrees that Employee will not be entitled to receive any remuneration of any kind or nature from Employer, including, but not limited to, vacation pay, which is accrued after the Effective Date, bonus pay, health benefits, COBRA payments, or travel, lodging, or any other expense reimbursements or other payments of any kind. Provided, however, that Employee may, if applicable, receive from Employer reimbursement of Employee’s actual reimbursable company-related expenses that she incurred (i) in accordance with Employer’s reimbursement policy and (ii) prior to the Effective Date. Such reimbursable expenses must be presented to and accepted by Employer prior to Employee receiving the severance payment under paragraph 1 of this Agreement. In addition, after the Effective Date, Employee shall not be permitted to make contributions to Employee’s 401(k) account, if any. Nothing in this Agreement shall be deemed to be a waiver of Employee’s right to elect continuation of health coverage on a self-pay basis under COBRA or of any rights to indemnification that Employee may have under the Employer’s organizational documents or otherwise.

4.
(A) As a material inducement to Employer to enter into this Agreement, and in consideration of Employer’s obligations under this Agreement and for other good and valuable consideration, the receipt of which is hereby acknowledged by the Employee, Employee hereby irrevocably, unconditionally and generally releases, discharges, and covenants not to sue or bring any claim, action, lawsuit or complaint of any nature against Employer and each of Employer’s affiliates, parents, subsidiaries, related companies, divisions, insurers and their respective past and present officers, directors, employees, and the heirs, executors, administrators, receivers, and any and all employee benefit plans (and fiduciaries of such plans) sponsored by any of them and successors and assigns of all of the foregoing (collectively, “Releasees”), from and with respect to any and all actions, causes of action, suits, liabilities, claims, and demands whatsoever, whether known or unknown, from the beginning of time to the date of this Agreement (collectively, “Claims”). The parties intend this release to be general and comprehensive in nature and to release all claims and potential claims against the Releasees to the maximum extent permitted at law. Claims being released include, without limitation, any and all claims: (a) arising directly or indirectly out of or in any way related to Employee’s employment with Employer or the termination of Employee’s employment with Employer; (b) pursuant to any contract, express or implied, written or oral; (c) for wrongful dismissal or termination of employment; (d) arising under any federal, state, local or other statutes, orders, laws, ordinances, regulations or the like that relate to the employment relationship and/or specifically that prohibit discrimination on the basis of age, race, color, religion, disability, sex, sexual orientation, national origin, or citizenship, including, without limitation, Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, 42 U.S.C. sec. 2000 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. sec. 1001 et seq., the Americans With Disabilities Act, 42 U.S.C. sec. 1210 et seq., the Family and Medical Leave Act , 29 U.S.C., sec. 2601 et seq., the Civil Rights Act of 1991, 42 U.S.C. Sections 1981 through 1988, the Sarbanes-Oxley Act of 2002, the New York State Human Rights Law, the New York City Administrative Code, the New York Labor Law, the New York Executive Law, the Worker Adjustment Retraining and Notification Act, the Occupational Safety and Health Act, the Americans with Disabilities Act, the Fair Credit Reporting Act, the Immigration Reform Control Act, the National Labor Relations Act, all as amended, and any applicable rules and regulations promulgated pursuant to or concerning any of the foregoing statutes. Without limiting the

0617/17540-001 current/39625950v2

generality of the above, Employee hereby waives and releases any rights or claims that she may have arising under the Age Discrimination in Employment Act of 1967, as amended, or to any statutes, regulations or ordinances of any state or governmental entity, all of which have been, could be or could have been asserted by Releasor or on his behalf (and all of which have been, would be or would have been disputed by Releasee); (e) for tort, tortious or harassing conduct, infliction of mental distress, interference with contract, fraud, libel or slander; (f) for damages, including, without limitation, punitive, actual, liquidated or compensatory damages or for attorneys’ fees, expenses, costs, wages, injunctive or equitable relief; and (g) arising out of or in any way related to any transactions, occurrences, acts, statements, disclosures or omissions occurring prior to the date of this Agreement. Nothing contained in this paragraph 4 shall be construed as a waiver or release of any claim from breach of this Agreement.

(B) Employee affirms that Employee has not filed, caused to be filed, and presently is not a party to any claim, complaint or action against Releasees in any forum or form. Employee further affirms that Employee has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which Employee may have been entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to Employee. Employee furthermore affirms that Employee has no known workplace injuries or occupational diseases and had been provided and/or has not been denied any leave requested under the Family and Medical Leave Act and/or any other federal, state or local leave or disability accommodations law. Employee further affirms that Employee has not complained of, been retaliated for reporting and/or is not aware of any fraudulent activity or any act(s) which would form the basis of a claim of fraudulent or illegal activity against the Company. If Employee is subject to subpoena, court order or otherwise compelled to testify, appear or provide information regarding the Company, within three (3) days of Employee’s receipt of said subpoena, court order or other notification, Employee will provide written notice, via facsimile transmission and mail to Aeropostale, Inc., 112 West 34th Street, New York, New York 10120, Attention: Legal Department; Facsimile Number (646) 619-4873.

5.
Employee represents that Employee has returned all of Employer’s property, including, without limitation, all mailing lists, reports, files, memoranda, computer hardware, software, access codes, discs and instruction manuals, credit cards, door and file keys, and other physical or intellectual property that Employee received, prepared or helped to prepare in connection with Employee’s employment by Employer, and Employee has not retained any copies, duplicates, reproductions or extracts thereof.

6.
Employee acknowledges and agrees that, during the course of employment with Employer, Employee had access to and acquired Confidential Information. As used in this Agreement, “Confidential Information” means any business, financial or technical information or trade secrets or proprietary information (including, without limitation, account records, plans for the creation or disposition of products, product development plans, financial data, financial plans, marketing strategies, and personnel records and evaluations), the use or disclosure of which could be detrimental to the interests of Employer, its shareholders, directors, officers, employees or agents. Employee agrees to keep Confidential Information confidential at all times and not to disclose any Confidential Information, except as the same may be required under compulsion of law, and further provided that Employee gives Employer prompt notice of any such request so that Employer may seek a protective order to prevent disclosure.

0617/17540-001 current/39625950v2

7.
Employee agrees that for a period of six (6) months following the Effective Date of this Agreement, Employee will not, directly or indirectly, on Employee’s behalf or on behalf of or in conjunction with any person, partnership, firm, company, corporation or other entity, without the Company’s prior written consent, solicit, induce, hire or engage, or attempt to solicit, induce, hire or engage any employee, agent or consultant of the Company (or its subsidiaries) to terminate his or her employ or other relationship with the Company (or its subsidiaries), or in any way interfere with or disrupt the Company’s (or its subsidiaries) relationship with any of its employees, agent, or consultants.

8.
For the [______(See Plan for applicable time period)] month period following the Termination Date, Employee shall not, directly or indirectly, become an employee, consultant, joint venture, serve on the board of, lender, investor (other than as a 1% or less shareholder of a publicly traded corporation), guarantor or otherwise render services to any “Company Competitor” or any supplier, agent, vendor, independent contractor, professional organization or consultant working for or on behalf of Employer. “Company Competitor” shall mean those companies listed on Exhibit A annexed hereto which includes all subsidiaries, related companies and affiliates of those companies listed on Exhibit A. [Employee shall during the period set forth above in this paragraph 8, notify Employer of any change in address and identify each subsequent employment of business activity in which Employee shall engage during such period, stating the name and address of the employer or business organization and the nature of Employee’s position.]

9.
Employee will not make or cause to be made any statement, opinion or observation, or communicate or cause to be communicated any information, that could reasonably be considered to disparage, criticize or reflect negatively in any way on Employer, its parents, subsidiaries, affiliates, shareholders, directors, officers, employees or agents. Nothing in this Agreement shall prohibit or restrict Employee from: (i) disclosing information, as required by law, in a proceeding or lawsuit in which Employer is a party or in any other proceeding or lawsuit upon 10 days prior written notice to Employer; or (ii) providing information to or testifying or otherwise assisting in any investigation or proceeding brought by any federal regulatory or law enforcement agency or legislative body or Employer’s designated legal, compliance or human resources officers. In addition, Employee agrees to cooperate with Employer by making himself or herself available to testify on behalf of Employer or any of its subsidiaries or affiliates in any action, suit or proceeding whether civil, criminal, administrative or investigative and to assist Employer by providing information and meeting and consulting with Employer representatives or counsel as requested.

0617/17540-001 current/39625950v2

10.
If Employee breaches any of Employee’s obligations under this Agreement, Employer, in addition to all of the other rights which it may have in equity or in law, shall be released from any obligation to make the payments referred to in paragraphs 1 and 2. Employee and Employer agree to keep the existence and the terms of this Agreement confidential, except that Employee and Employer may disclose the same to their attorneys or financial advisors if such attorneys or financial advisors agree to keep the same confidential. Employee understands and agrees that if Employee breaches the confidentiality or the non-disparagement provisions of this Agreement it will cause Employer irreparable and continuing harm, for which Employer would have no legal remedy. Consequently, if Employee breaches any part of the confidentiality, non-solicitation or the non-disparagement provisions of this Agreement, Employer will have the right to proceed against the Employee in a court of law or before an arbitrator for injunctive relief as well as seek all other remedies and damages available to Employer.

11.
Employee agrees that Employee will not seek reinstatement, employment or reemployment with Employer or any of its parents, subsidiaries, affiliates, successors or assigns, and that any such application for reinstatement, employment or reemployment may be rejected without cause and without any liability to Employer or the entity to which the application is made.

12.
The provisions of this Agreement are severable, and if any provision or term, or part of provision or term of this Agreement is declared or determined by a court to be illegal or invalid, the validity of the remaining parts, provisions or terms shall not be affected thereby, and said illegal or invalid part, provision or term shall not be deemed to be a part of this Agreement.

13.
Nothing contained in this Agreement or the fact that Employer has signed this Agreement shall be considered as an admission or suggestion of any liability of Employer to Employee, and Employer specifically disclaims any liability for any wrongful acts against Employee on the part of itself, its employees or agents.

14.	Employer and Employee each agree to bear their own costs, expenses, attorneys’ fees and other expenditures incurred in connection with this Agreement.

0617/17540-001 current/39625950v2

15.
Neither party has relied on any representation with respect to the subject matter of this Agreement or any representation inducing the execution of this Agreement except such representations as are expressly set forth in this Agreement. This Agreement: (a) represents the entire agreement of the parties hereto, and supersedes all prior agreements and understandings, relating to the subject matter hereof, and the terms of this Agreement may not be modified, amended or supplemented except by an agreement in writing signed by both parties hereto; (b) shall inure to the benefit of, and be binding upon, the parties hereto and their respective legal representatives, heirs and successors; (c) shall be governed by, and construed in accordance with, the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws) and venue and jurisdiction of any disputes arising pursuant to this Agreement shall be proper in the courts of the Southern District of New York.

16.
Employee acknowledges and represents that Employee has been provided with and has read this Agreement and fully understands the terms of this Agreement and that Employee has had sufficient opportunity to review it and to confer with an attorney before signing this Agreement. Employee further acknowledges that Employee is voluntarily and knowingly entering into this Agreement.

17.
Employee shall have a period of [twenty-one (21)][1] days from the date Employee receives this Agreement in which to review, sign and return the Agreement to Employer. In the event that this Agreement is not returned to Employer within that time frame, then this offer of severance shall be rescinded and this Agreement shall be of no force and effect.

18.
No waiver of any breach of any term or condition of this Agreement shall be or shall be construed to be a waiver of any other breach of this Agreement. No waiver shall be binding under this Agreement unless in writing and signed by the party waiving such breach. This Agreement may not be changed, altered and/or modified except by a writing signed by Employee and Employer. The parties agree that this Agreement may be executed in counterparts, each of which shall be deemed to constitute an executed original.

19.
[Only if Employee is over 40]Employee will have seven (7) calendar days after the date Employee signs this Agreement to revoke this Agreement if Employee so desires. Any revocation must be in writing and must be received by Kathy Gentilozzi, SVP Human Resources, Aeropostale, Inc. 112 West 34th Street, New York, New York 10120, within the revocation period to be deemed effective. This Agreement shall be of no force and effect if Employee timely revokes it, but if Employee signs and does not revoke it within the foregoing revocation period, it shall then become effective and enforceable

**Signature page follows on next page**

[1] Replace within 45 days to the extent legally necessary as determined by Employer.

0617/17540-001 current/39625950v2

EMPLOYEE UNDERSTANDS AND INTENDS THAT, BY SIGNING THIS AGREEMENT AND EMPLOYEE’S RELEASE, EMPLOYEE HAS WAIVED ALL CLAIMS AGAINST EMPLOYER AND ITS SHAREHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS AND INSURERS, INCLUDING ALL CLAIMS FOR LOST WAGES, BENEFITS OR PAYMENT OF ATTORNEY’S FEES, AND CERTIFIES THAT EMPLOYEE ENTERS INTO THIS AGREEMENT KNOWINGLY, VOLUNTARILY AND AFTER HAVING SUFFICIENT OPPORTUNITY TO CONSULT WITH EMPLOYEE’S ATTORNEY AND TO REVIEW THIS DOCUMENT (INCLUDING THE EXHIBITS HERETO) IN ITS ENTIRETY.

AEROPOSTALE PROCUREMENT , INC.

BY:
Kathy Gentilozzi
SVP - Human Resources

DATE:

BY:

DATE:

0617/17540-001 current/39625950v2

EXHIBIT A
Company Competitors*

American Eagle Outfitters, Inc.
Abercrombie & Fitch
Buckle, Inc.
Charlotte Russe Holding, Inc.
Children’s Place
Gap, Inc.
Hot Topic, Inc.
Express Stores
The Gymboree Corporation
New York & Company, Inc.
Pacific Sunwear of California, Inc.
Tween Brands, Inc.
Urban Outfitters, Inc.
Wet Seal, Inc.
Zumiez, Inc.

*Including all subsidiaries, successors, related companies and affiliates of the companies listed on this Exhibit A.

0617/17540-001 current/39625950v2